                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                (DOLLARS IN THOUSANDS)
                                  --------------------------------------------------------------------------------
                                     NINE
                                    MONTHS
                                    ENDED                       YEAR ENDED DECEMBER 31
                                   SEPT. 30,    ----------------------------------------------------
                                     2002          2001          2000          1999          1998          1997
                                  ----------    ----------    ----------    ----------    ----------    ----------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income from continuing
    operations before income
    taxes and cumulative effect
    of accounting change, net     $  731,500    $  300,700    $  893,400    $  904,100    $  905,500    $  733,800

  Deduct/add equity in
    undistributed (earnings)/
    loss of fifty-percent-or-
    less-owned companies             (10,770)       (1,590)       (9,640)      (18,720)      (24,070)      (19,470)

  Add interest on indebtedness,
    net                              162,390       233,440       193,000       121,520       115,700        94,780

  Add amortization of debt
    expense                           11,750        10,300         2,430         1,350         2,130         2,310

  Add estimated interest factor
    for rentals                       18,730        23,050        18,760        16,080        11,430         9,270
                                  ----------    ----------    ----------    ----------    ----------    ----------

  Earnings before income taxes
    and fixed charges and
    cumulative effect of
    accounting change, net        $  913,600    $  565,900    $1,097,950    $1,024,330    $1,010,690    $  820,690
                                  ==========    ==========    ==========    ==========    ==========    ==========

FIXED CHARGES:

  Interest on indebtedness        $  163,040    $  239,290    $  202,630    $  129,860    $  119,750    $   97,910

  Amortization of debt expense        11,750        10,300         2,430         1,350         2,130         2,310

  Estimated interest factor
    for rentals                       18,730        23,050        18,760        16,080        11,430         9,270
                                  ----------    ----------    ----------    ----------    ----------    ----------

  Total fixed charges             $  193,520    $  272,640    $  223,820    $  147,290    $  133,310    $  109,490
                                  ==========    ==========    ==========    ==========    ==========    ==========

PREFERRED STOCK DIVIDENDS(A)          10,260         6,820          --            --            --            --
                                  ----------    ----------    ----------    ----------    ----------    ----------

  Combined fixed charges and
    preferred stock dividends     $  203,780    $  279,460    $  223,820    $  147,290    $  133,310    $  109,490
                                  ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed
  charges                                4.7           2.1           4.9           7.0           7.6           7.5
                                  ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(b)(c)                  4.5           2.0           4.9           7.0           7.6           7.5
                                  ==========    ==========    ==========    ==========    ==========    ==========

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company which are substantially the same as the dividend requirements of the Company's common stock.

(b) Excluding the third quarter 2002 pre-tax charge for litigation settlement of $166 million, third quarter 2001 pre-tax non-cash charge of $530 million and the fourth quarter 2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would have been 5.3, 3.9 and 5.6 for 2002, 2001 and 2000, respectively.

(c) Prior years have not been adjusted to exclude goodwill amortization expense.